Exhibit 99.1

PHILIP MORRIS INTERNATIONAL CONFIRMS DISCUSSIONS WITH THE EUROPEAN
UNION ON A COOPERATION AGREEMENT TO FIGHT THE ILLEGAL CIGARETTE
TRADE

LAUSANNE, Switzerland – 3 April, 2004 – Following reports in the news media today, Philip Morris International confirmed that it has been in discussions with the European Commission regarding the terms of a longterm cooperation agreement to fight illegal trade in counterfeit and genuine cigarettes. The terms of the draft agreement have been submitted to several Member States of the European Union.

A spokesperson for Philip Morris International said that the draft agreement had not been finalized and was still subject to the approval of Member States and the Board of Directors of Philip Morris International.

Philip Morris International did confirm that the negotiations contemplated broad areas of cooperation with European law enforcement agencies that would build upon Philip Morris International’s existing policies and procedures designed to assure that its tobacco products are sold appropriately and lawfully. Included are customer oversight policies and provisions for the tracking of products manufactured by Philip Morris International.

Philip Morris International also said that the draft agreement would contemplate substantial payments over a number of years that would be available to fund anti-contraband and anti-counterfeit efforts.

The agreement would also resolve all disputes between the European Commission, the Member States, and Philip Morris International relating to these issues.

Philip Morris International said that it sees a new era of cooperation with the European Commission and its Member States in the fight against illegal trade in cigarettes, and particularly the growing problem of fake cigarettes, which increasingly dominate the market in illegal cigarettes and represent a significant challenge for Philip Morris International, and particularly its Marlboro brand.

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Information on Philip Morris International

Philip Morris International is one of the operating companies of Altria Group, Inc. Philip Morris International, based in Lausanne, Switzerland, is a leading tobacco company outside the United States. Philip Morris International produces and markets some of the world's most popular cigarette brands, including Marlboro, L&M and Chesterfield.